Exhibit 99.1

Q4 2021 Fixed Income Release

Denver, Colorado February 17, 2022: Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK) is today providing selected, preliminary unaudited financial and operating information for its fixed-income borrowing groups for the three months (“Q4”) ended December 31, 2021 as compared to the results for the same period in the prior year (unless otherwise noted). The financial and operating information contained herein is preliminary and subject to change. We expect to issue the December 31, 2021 audited financial statements for each of our fixed-income borrowing groups prior to the end of March 2022, at which time they will be posted to the investor relations section of our website (www.libertyglobal.com) under the “Fixed Income” heading. Convenience translations provided herein are calculated as of December 31, 2021. Effective with the release of our third quarter earnings we have stopped using the term Operating Free Cash Flow ("OFCF") and now use the term "Adjusted EBITDA less P&E Additions". As we define the term, Adjusted EBITDA less P&E Additions has the same meaning as OFCF had previously, and therefore does not impact any previously reported amounts.

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VM Ireland Reports Preliminary Q4 2021 Results
Sustained recovery in advertising market and mobile growth drives top-line in 2021
Continued commercial momentum with top tier video & connectivity products
Full fibre upgrade rollout underway, 9k premises passed in Q4
VM Ireland is the leading connected entertainment fixed-line and broadband business in Ireland, delivering connectivity services to 432k fixed-line customers and mobile services to 129k subscribers at December 31, 2021

Tony Hanway, CEO of VM Ireland, commented:

“We closed out 2021 with strong commercial momentum, underpinned by our focus on being the number one choice for converged connectivity and entertainment in the Irish market. Despite a highly competitive market, we grew our broadband customer base across the year and continued our momentum in Mobile. In November we announced our full fibre (FTTP) upgrade plan and have hit the ground running, passing an initial 9,000 homes in Q4 with costs in line with expectations. Our robust financial and operational performance means we are well positioned to leverage our fibre network investment for long term sustainable growth.”

Operating highlights:
•Our full fibre upgrade announced in Q3 is underway, having passed 9,000 premises and reinforcing our focus on speed leadership
•Maintained sales momentum in mobile, generating 2,700 net adds in Q4 in addition to higher handset sales and ARPU growth
•Customer relationships remained broadly stable, down 1,600 compared to a loss of 1,400 in Q4 2020
•Higher speed tiers continued to lead amongst broadband offerings in Q4, with our 1GB speeds increasing by 16k YoY
•TV360 products remained popular this quarter with an increase of 66k YoY, enabling us to grow our higher tier TV packages and deliver a superior viewing experience for our customers
•We have committed to and submitted science-based targets to the SBTi for validation in December 2021
•We have launched our new Wi-Fi Guarantee service, whereby our new Smart Wi-Fi Pods ensure that all the devices around the home are fully connected

Financial highlights:
•FY 2021 revenue of €465.3 million increased 3.5%
•Q4 revenue of €125.7 million increased 1.6%, predominantly driven by continued recovery in the TV advertising market and growth in mobile revenue

•Q4 residential fixed revenue decreased 1.9%
◦Fixed subscription revenue decreased 1.7%, primarily due to the reduction in premium subscriber volumes
•Residential mobile revenue increased 7.9% in Q4
◦Q4 mobile subscription revenue increased 18.6%, fueled by organic1 customer growth and increased ARPU, partially offset by a decline in mobile non-subscription revenue
•B2B revenue decreased 2.2% in Q4, as market demand continues to be adversely impacted by COVID uncertainty with businesses deferring investment decisions
•FY 2021 net earnings increased to €33.1 million
•Net earnings decreased to €19.6 million in Q4 driven by the net effect of (i) an increase in interest expense, (ii) an increase in realized and unrealized gains on derivative instruments, (iii) a reduction in related-party fees and allocations and (iv) an increase in Adjusted EBITDA(i), as described below
•FY 2021 Adjusted EBITDA increased 4.8%
•Q4 Adjusted EBITDA increased 2.6%, driven by the aforementioned revenue increase compounded by cost discipline across the business, slightly offset by increased advertising commission costs
•Q4 property and equipment (“P&E”) additions were up 10.0% YoY to €28.6 million, primarily due to increased spend on new build and upgrade activity
◦P&E additions as a percentage of revenue increased to 22.8% in Q4, compared to 21.0% in the prior year period
•FY 2021 Adjusted EBITDA less P&E Additions of €104.8 million represents an increase of 2.4%
•Adjusted EBITDA less P&E Additions of €22.0 million in Q4 represents a decrease of 5.6%, as the increase in Adjusted EBITDA was offset by the increase in P&E additions
•At December 31, 2021, our fully-swapped third-party debt borrowing cost was 3.9% and the average tenor of our third-party debt was 7.5 years
•At December 31, 2021, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Net Senior Debt and Net Total Debt to Annualized EBITDA (last two quarters annualized) were both 4.29x, each as calculated in accordance with our most restrictive covenants, and reflecting the exclusion of the Credit Facility Excluded Amounts as defined in our respective credit agreements
◦Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation, and not reflect the exclusion of the Credit Facility Excluded Amounts, the ratio of Total Net Debt to Annualized EBITDA would have been 4.54x at December 31, 2021
•At December 31, 2021, we had €100.0 million of undrawn commitments available to borrow, with €81.6 million available to upstream. When our Q4 compliance reporting requirements have been completed and assuming no change from December 31, 2021 borrowing levels, we anticipate the full €100.0 million of borrowing capacity will be available

(i) Adjusted EBITDA and Adjusted EBITDA less P&E Additions are non-GAAP measures. See the Glossary for definitions. Quantitative reconciliations to net earnings/loss (including earnings/loss growth rates) for our Adjusted EBITDA and Adjusted EBITDA less P&E Additions guidance cannot be provided without unreasonable efforts as we do not forecast certain non-cash charges including: the components of non-operating income/expense, depreciation and amortization, and impairment, restructuring and other operating items included in net earnings/loss from continuing operations. The items we do not forecast may vary significantly from period to period

Operating Statistics Summary

	As of and for the three months ended
	December 31,
	2021	2020
Footprint
Homes Passed	954,000	946,500

Fixed-Line Customer Relationships
Fixed-Line Customer Relationships	431,800	435,200
Q4 Organic Fixed-Line Customer Relationship net losses	(1,600)	(1,400)

Q4 Monthly ARPU per Fixed-Line Customer Relationship	€61.47	€61.77

Mobile Subscribers
Total Mobile subscribers	129,400	119,600
Total organic Mobile net additions	2,700	4,400

Q4 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue	€20.50	€19.89
Excluding interconnect revenue	€18.23	€17.17

Financial Results, Adjusted EBITDA Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three months and year ended December 31, 2021 and 2020:

	Three months ended			Year ended
	December 31,		Change	December 31,		Change
	2021	2020		2021	2020
	in millions, except % amounts
Revenue
Residential fixed revenue:
Subscription	€77.2	€78.5	(1.7%)	€306.0	€307.1	(0.4%)
Non-subscription	1.0	1.2	(16.7%)	3.4	3.3	3.0%
Total residential fixed revenue	78.2	79.7	(1.9%)	309.4	310.4	(0.3%)
Residential mobile revenue:
Subscription	7.0	5.9	18.6%	26.4	22.8	15.8%
Non-subscription	2.6	3.0	(13.3%)	9.8	10.7	(8.4%)
Total residential mobile revenue	9.6	8.9	7.9%	36.2	33.5	8.1%
Business revenue:
Subscription	2.6	2.5	4.0%	10.1	9.5	6.3%
Non-subscription	6.4	6.7	(4.5%)	25.2	27.7	(9.0%)
Total business revenue	9.0	9.2	(2.2%)	35.3	37.2	(5.1%)
Other revenue	28.9	25.9	11.6%	84.4	68.3	23.6%
Total revenue	€125.7	€123.7	1.6%	€465.3	€449.4	3.5%

Adjusted EBITDA	€50.6	€49.3	2.6%	€185.0	€176.6	4.8%

The following table provides a reconciliation of net earnings (loss) to Adjusted EBITDA for the three months and year ended December 31, 2021 and 2020:

	Three months ended		Year ended
	December 31,		December 31,
	2021	2020	2021	2020
	in millions, except % amounts

Net earnings (loss)	€19.6	€34.3	€33.1	€(8.5)
Income tax expense	0.6	—	0.6	—
Other expense (income), net	(0.5)	0.2	(0.6)	0.2
Foreign currency transaction losses (gains), net	0.1	(0.1)	0.4	(0.1)
Realized and unrealized losses (gains) on derivative instruments, net	(11.8)	(1.0)	(10.2)	2.3
Interest expense (income)	8.8	(25.1)	33.9	34.4
Operating income	16.8	8.3	57.2	28.3
Impairment, restructuring and other operating items, net	4.9	2.4	9.5	6.4
Depreciation and amortization	16.3	18.1	67.4	74.3
Related-party fees and allocations, net	11.2	18.8	45.7	62.9
Share-based compensation expense	1.4	1.7	5.2	4.7
Adjusted EBITDA	€50.6	€49.3	€185.0	€176.6

Adjusted EBITDA as a percentage of revenue	40.3%	39.9%	39.8%	39.3%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended		Year ended
	December 31,		December 31,
	2021	2020	2021	2020
	in millions, except % amounts

Customer premises equipment	€6.9	€7.4	€28.7	€22.4
New build and upgrade	5.4	3.8	13.8	13.3
Capacity	2.7	7.7	12.1	16.6
Baseline	8.5	4.5	14.8	13.9
Product and enablers	5.1	2.6	10.8	8.1
Property and equipment additions	28.6	26.0	80.2	74.3
Assets acquired under capital-related vendor financing arrangements	—	(8.0)	(11.5)	(38.0)
Changes in liabilities related to capital expenditures (including related-party amounts)	(5.2)	(1.5)	(4.1)	2.4
Total capital expenditures[2]	€23.4	€16.5	€64.6	€38.7

Property and equipment additions as a percentage of revenue	22.8%	21.0%	17.2%	16.5%

Adjusted EBITDA less P&E Additions
Adjusted EBITDA	€50.6	€49.3	€185.0	€176.6
Property and equipment additions	(28.6)	(26.0)	(80.2)	(74.3)
Adjusted EBITDA less P&E Additions	€22.0	€23.3	€104.8	€102.3

Third-Party Debt and Cash and Cash Equivalents
The following table details the borrowing currency and euro equivalent of the nominal amount outstanding of VM Ireland’s consolidated third-party debt and cash and cash equivalents:

	December 31,		September 30,
	2021		2021
	Borrowing currency	€ equivalent
	in millions
Credit Facilities:
Term Loan B1 (EURIBOR + 3.5%) due 2029	€900.0	€900.0	€900.0
€100.0 million Revolving Facility (EURIBOR + 2.75%) EUR due 2027		—	—
Total third-party debt		900.0	900.0
Deferred financing costs and discounts, net		(6.2)	(6.5)
Total carrying amount of third-party debt		893.8	893.5
Less: cash and cash equivalents		0.4	4.3
Net carrying amount of third-party debt[3]		€893.4	€889.2

Exchange rate ($ to €)		1.1387	1.1571

Covenant Debt Information
The following table details the euro equivalents of the reconciliation from VM Ireland’s consolidated third-party debt to the total covenant amount of third-party gross and net debt. The euro equivalents presented below are based on exchange rates that were in effect as of December 31, 2021 and September 30, 2021. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	December 31,	September 30,
	2021	2021
	in millions

Total third-party debt	€900.0	€900.0
Credit Facility excluded amount	(50.0)	(50.0)
Total covenant amount of third-party gross debt	850.0	850.0
Cash and cash equivalents	(0.4)	(0.6)
Total covenant amount of third-party net debt	€849.6	€849.4

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UPC Holding Reports Preliminary Q4 2021 Results
Sunrise UPC delivering sustained commercial momentum despite competitive environment with “Sunrise We” bundles driving record Q4 sales
Delivering on integration roadmap and synergies in line with plan
Achieved all 2021 guidance including return to revenue growth

UPC Holding Group (“UPC Holding”) provides market-leading converged broadband services through next-generation networks and innovative technology platforms. Our operations in Poland have been accounted for as discontinued operations, and accordingly, the information in this release relates only to our operations in Switzerland and Slovakia (within “Central and Other”), unless otherwise indicated. At December 31, 2021, our continuing operations connected 1.7 million customers subscribing to 3.8 million television, internet and fixed-line telephony services and served 2.6 million mobile subscribers.

André Krause, CEO of Sunrise UPC, commented:

“We end our first consolidated financial year having succeeded in expanding our operational and financial success, despite the pandemic, integration and intense competition we faced. We were able to play to our strengths as a merged company in the residential and business customer market as well as in the secondary brand business. We continue to execute on our integration roadmap, remaining fully on track to deliver on our synergy targets and close 2021 with record sales in Q4 on the back of our “Sunrise We” bundles. This momentum gives me confidence for fiscal 2022.”

Operating and strategic highlights:
Sunrise UPC continues to drive robust performance, driving an uptake in sales and sustaining growth with new offerings
•Continued sales momentum on fixed combined with stable low churn leading to 8,000 broadband additions in Q4 and 34,000 in FY 2021
•In Q4, our video base grew by 1,000 subscribers, as growth of 12,000 enhanced video additions was partially offset by a decline in our legacy basic video base
•Strong momentum in the demand for mobile postpaid4 continues despite intense market competition with Sunrise UPC achieving 49,000 net adds across all brands in Q4
•Combined FMC penetration remains high at 56% of our broadband base in Q4, including customers across all brands
•Integration activities continue to deliver as planned with all 2021 milestones having been achieved
•Swiss Q4 Customer ARPU of CHF 67.37 decreased 1.8% YoY on a reported basis and 2.0% YoY on a rebased5 basis as a result of the ongoing competitive environment
•Total Customer Relationships were down 1,000 in Q4, as compared to a loss of 6,000 in Q4 2020

Financial highlights:
•Sunrise UPC ended the year with strong commercial performance, achieving full year revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions guidance(i)
•Revenue of €731.9 million in Q4 increased 33.6% YoY on a reported basis and 1.0% YoY on a rebased basis
◦Q4 Swiss revenue increased 34.3% YoY on a reported basis, largely due to the contribution of Sunrise, and 1.0% YoY on a rebased basis, primarily due to an increase in business wholesale revenue partially offset by decreases in (i) prepay business revenue and (ii) handset sales
◦FY 2021 Swiss revenue of €2,802.2 million increased 105.7% YoY on a reported basis and 0.5% YoY on a rebased basis
•Earnings (loss) from continuing operations increased 198.0% on a reported basis in Q4 to €74.8 million, largely driven by (i) an increase in foreign currency transaction gains, (ii) an increase in Segment Adjusted EBITDA and (iii) a decrease in losses on debt extinguishment, partially offset by (a) a decrease in income tax benefit and (b) higher interest expense
•Segment Adjusted EBITDA of €265.4 million in Q4 increased 22.5% YoY on a reported basis and decreased 0.3% YoY on a rebased basis
◦Swiss Adjusted EBITDA in Q4 increased 22.6% YoY on a reported basis, largely due to the contribution of Sunrise, and decreased 0.5% YoY on a rebased basis, including €4.7 million of costs to capture6. The rebased decrease was primarily driven by the net effect of (i) higher marketing spend, (ii) an increase in revenue, particularly in B2B and consumer mobile, and (iii) lower costs due to synergies
◦FY 2021 Swiss Adjusted EBITDA of €1,022.3 million increased 69.5% YoY on a reported basis and decreased 1.8% YoY on a rebased basis
•Q4 property and equipment additions were 24.0% of revenue, up from 19.2% in the prior year period
◦The relative Q4 increase was largely driven by the contribution of Sunrise. Q4 property and equipment additions were 23.9% of revenue for Switzerland
•Adjusted EBITDA less P&E Additions of €89.4 million in Q4 decreased 20.0% YoY on a reported basis, largely due to the contribution of Sunrise, and 23.2% YoY on a rebased basis, as compared to €111.7 million in Q4 2020. The rebased decrease was primarily driven by the aforementioned increase in property and equipment additions
◦Swiss Adjusted EBITDA less P&E Additions of €87.9 million in Q4 decreased 21.2% YoY on a reported basis, largely due to the contribution of Sunrise, and 23.3% YoY on a rebased basis, including the adverse impact of €37.0 million of costs to capture and Q4 weighted phasing of integration and project spend
◦FY 2021 Swiss Adjusted EBITDA less P&E Additions of €504.7 million increased 48.4% YoY on a reported basis and decreased 2.7% YoY on a rebased basis, including €93.0 million of costs to capture

(i) Adjusted EBITDA is a non-GAAP measure. See the Glossary for definitions. Quantitative reconciliations to earnings/loss from continuing operations (including earnings/loss from continuing operations growth rates) for our Adjusted EBITDA guidance cannot be provided without unreasonable efforts as we do not forecast certain non-cash charges including; the components of non-operating income/expense, depreciation and amortization, and impairment, restructuring and other operating items included in earnings/loss from continuing operations. The items we do not forecast may vary significantly from period to period.

•At December 31, 2021, our fully-swapped third-party debt borrowing cost was 3.5% and the average tenor of our third-party debt (excluding vendor financing) was 7.4 years
•At December 31, 2021, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Net Senior Debt and Net Total Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding were 3.53x and 4.36x, respectively, as calculated in accordance with our most restrictive covenants and reflecting the exclusion of Credit Facility Excluded Amounts as defined in the respective credit agreements
◦Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation and not reflect the exclusion of the Credit Facility Excluded Amounts, the ratio of Total Net Debt to Annualized EBITDA for UPC Holding would have been 4.90x at December 31, 2021
•At December 31, 2021, we had maximum undrawn commitments of €715.2 million. When our Q4 compliance reporting requirements have been completed and assuming no change from December 31, 2021 borrowing levels, we anticipate the full €715.2 million of borrowing capacity will be available, with €637.0 million available to upstream

FY 2022 financial guidance for Switzerland:
•Stable to modest rebased revenue growth
•Stable rebased Adjusted EBITDA (including costs to capture)
•Property and equipment additions as percentage of revenue (including costs to capture and excluding central allocation) 18 - 20%
•>CHF 150 million costs to capture (around one third opex related)

Operating Statistics Summary

	As of and for the three months ended
	December 31,
	2021		2020

Footprint
Homes Passed		3,117,300		3,030,600

Fixed-Line Customer Relationships
Fixed-Line Customer Relationships		1,665,600		1,668,000
Q4 Organic[1] Fixed-Line Customer Relationship net losses		(2,000)		(6,300)

Q4 Monthly ARPU per Fixed-Line Customer Relationship		€58.74		€57.62
Switzerland Q4 Monthly ARPU per Fixed-Line Customer Relationship	CHF	67.37	CHF	68.60

Customer Bundling
Fixed-mobile Convergence Switzerland	56.3%		53.2%

Single-Play	23.5%		25.6%
Double-Play	22.9%		22.8%
Triple-Play	53.6%		51.6%

Mobile Subscribers
Postpaid		2,152,800		1,711,300
Prepaid		457,500		475,900
Total Mobile subscribers		2,610,300		2,187,200

Q4 Organic Postpaid net additions		49,400		23,900
Q4 Organic Prepaid net losses		(30,000)		(6,400)
Total Organic Mobile net additions		19,400		17,500

Q4 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue		€32.36		€31.57
Excluding interconnect revenue		€30.07		€31.09

Selected Financial Results, Segment Adjusted EBITDA Reconciliation, Property & Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three months and year ended December 31, 2021 and 2020:

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
	December 31,				December 31,
	2021	2020	Reported	Rebased	2021	2020	Reported	Rebased
	in millions, except % amounts

Revenue
Switzerland:
Consumer Fixed	€296.4	€275.6	7.5%	(3.4%)	€1,164.6	€900.7	29.3%	(2.0%)
Consumer Mobile	269.3	170.4	58.0%	1.7%	1,111.4	248.4	347.4%	1.9%
B2B	152.1	85.7	77.5%	9.9%	511.7	209.7	144.0%	3.7%
Other	3.0	5.0	(40.0%)	(9.1%)	20.5	6.4	220.3%	(8.1%)
Total Switzerland	720.8	536.7	34.3%	1.0%	2,808.2	1,365.2	105.7%	0.5%
Central and Other	11.1	11.0	0.9%	0.9%	43.9	44.4	(1.1%)	(1.1%)
Total	€731.9	€547.7	33.6%	1.0%	€2,852.1	€1,409.6	102.3%	0.5%

Segment Adjusted EBITDA
Switzerland	€260.5	€212.4	22.6%	(0.5%)	€1,022.3	€603.2	69.5%	(1.8%)
Central and Other	4.9	4.3	14.0%	11.4%	17.9	18.0	(0.6%)	(0.6%)
Total	€265.4	€216.7	22.5%	(0.3%)	€1,040.2	€621.2	67.5%	(1.8%)

Adjusted EBITDA less P&E Additions
Switzerland	€87.9	€111.5	(21.2%)	(23.3%)	€504.7	€340.2	48.4%	(2.7%)
Central and Other	1.5	0.2	650.0%	400.0%	7.9	5.9	33.9%	31.7%
Total	€89.4	€111.7	(20.0%)	(23.2%)	€512.6	€346.1	48.1%	(2.1%)

The following table provides a reconciliation of earnings (loss) from continuing operations to Segment Adjusted EBITDA for the three months and year ended December 31, 2021 and 2020:

	Three months ended		Year ended
	December 31,		December 31,
	2021	2020	2021	2020
	in millions, except % amounts

Earnings (loss) from continuing operations	€74.8	€(76.3)	€(11.8)	€(242.8)
Income tax benefit	(0.6)	(30.0)	(44.5)	(29.5)
Other income, net	(14.4)	(3.7)	(30.7)	(19.9)
Losses on debt extinguishment, net	—	7.1	75.1	40.5
Foreign currency transaction gains, net	(215.0)	(104.3)	(26.6)	(140.6)
Realized and unrealized losses (gains) on derivative instruments, net	153.3	157.6	(180.4)	264.1
Interest expense	62.4	56.3	253.7	168.9
Operating income	60.5	6.7	34.8	40.7
Impairment, restructuring and other operating items, net	(87.9)	33.5	(56.1)	44.6
Depreciation and amortization	247.0	153.7	880.5	352.9
Related-party fees and allocations, net	40.6	18.4	160.1	163.3
Share-based compensation expense	5.2	4.4	20.9	19.7
Segment Adjusted EBITDA	€265.4	€216.7	€1,040.2	€621.2

Segment Adjusted EBITDA as a percentage of revenue	36.3%	39.6%	36.5%	44.1%

The following table details the property and equipment additions of our continuing operations and reconciles those additions to the capital expenditures that we present in our combined statements of cash flows:

	Three months ended		Year ended
	December 31,		December 31,
	2021	2020	2021	2020
	in millions, except % amounts

Customer premises equipment	€15.2	€7.1	€49.8	€39.9
New build and upgrade	30.1	12.5	92.8	72.7
Capacity	31.7	6.5	103.8	20.5
Baseline	61.5	69.4	193.7	109.7
Product and enablers	37.5	9.5	87.5	32.3
Property and equipment additions	176.0	105.0	527.6	275.1
Assets acquired under capital-related vendor financing arrangements	(42.4)	(64.8)	(207.8)	(281.9)
Assets acquired under finance leases	(0.1)	(0.5)	(1.7)	(1.2)
Changes in current liabilities related to capital expenditures (including related-party amounts)	(44.4)	6.9	(22.8)	159.3
Total capital expenditures[2]	€89.1	€46.6	€295.3	€151.3

Regional Property and Equipment Additions
Switzerland	€172.6	€100.9	€517.6	€263.0
Central and Other	3.4	4.1	10.0	12.1
Total property and equipment additions	€176.0	€105.0	€527.6	€275.1

Property and equipment additions as a percentage of revenue	24.0%	19.2%	18.5%	19.5%

Adjusted EBITDA less P&E Additions
Segment Adjusted EBITDA	€265.4	€216.7	€1,040.2	€621.2
Property and equipment additions	(176.0)	(105.0)	(527.6)	(275.1)
Total	€89.4	€111.7	€512.6	€346.1

Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and euro equivalent of the nominal amounts of UPC Holding’s combined third-party debt, finance lease obligations and cash and cash equivalents:

	December 31,		September 30,
	2021		2021
	Borrowing currency	€ equivalent
	in millions

Senior Credit Facilities
3.625% EUR Facility AQ due 2029	€600.0	€600.0	€600.0
4.875% USD Facility AZ due 2031	$1,250.0	1,097.8	1,080.3
Facility AT (LIBOR + 2.25%) USD due 2028	$700.0	614.8	605.0
Facility AU (EURIBOR + 2.50%) EUR due 2029	€400.0	400.0	400.0
Facility AX (LIBOR + 3.0%) USD due 2029	$1,925.0	1,690.5	1,663.7
Facility AY (EURIBOR + 3.0%) EUR due 2029	€862.5	862.5	862.5
€736.4 million Revolving Facility (EURIBOR + 2.50%) EUR due 2026		—	—
Elimination of Facilities AQ and AZ in consolidation		(1,697.8)	(1,680.3)
Total Senior Credit Facilities		3,567.8	3,531.2

Senior Secured Notes
3.625% EUR Senior Secured Notes due 2029	€600.0	600.0	600.0
4.875% USD Senior Secured Notes due 2031	$1,250.0	1,097.8	1,080.3
Total Senior Secured Notes		1,697.8	1,680.3

Senior Notes
5.500% USD Senior Notes due 2028	$535.0	469.8	462.3
3.875% EUR Senior Notes due 2029	€594.3	594.3	594.3
Total Senior Notes		1,064.1	1,056.6

Vendor financing		270.2	358.3
Finance lease obligations		11.7	11.1
Total third-party debt and finance lease obligations		6,611.6	6,637.5
Deferred financing costs and discounts		(31.9)	(32.5)
Total carrying amount of third-party debt and finance lease obligations		6,579.7	6,605.0
Less: cash and cash equivalents		16.9	35.3
Net carrying amount of third-party debt and finance lease obligations[3]		€6,562.8	€6,569.7

Exchange rate ($ to €)		1.1387	1.1571

Covenant Debt Information
The following table details the euro equivalents of the reconciliation from UPC Holding’s combined third-party debt to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of our cross-currency derivative instruments. The euro equivalents presented below are based on exchange rates that were in effect as of December 31, 2021 and September 30, 2021 and include certain debt that is classified as discontinued operations on our combined balance sheets. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	December 31,	September 30,
	2021	2021
	in millions

Total third-party debt and finance lease obligations (€ equivalent)	€6,653.6	€6,675.1
Vendor financing	(307.1)	(390.6)
Finance lease obligations	(16.8)	(16.4)
Credit Facility excluded amount	(400.0)	(400.0)
Projected principal-related cash payments (receipts) associated with our cross-currency derivative instruments	213.7	(58.9)
Total covenant amount of third-party gross debt	6,143.4	5,809.2
Cash and cash equivalents	(16.9)	(35.3)
Total covenant amount of third-party net debt	€6,126.5	€5,773.9

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; the planned full fibre upgrade at Virgin Media Ireland, including the timing, costs, premises to be upgraded and benefits thereof; expectations with respect to the integration and synergy plan at Sunrise UPC; Sunrise UPC’s expected postpaid growth leadership; expectations regarding financial performance at our companies, including revenue, adjusted EBITDA, Adjusted EBITDA less P&E Additions and costs to capture; the strength of our companies’ respective balance sheets (including cash and liquidity position), tenor of our third-party debt, anticipated borrowing capacity; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the potential continued impact of the outbreak of COVID-19 on us and our businesses; the effects of changes in laws or regulation; the effects of the U.K.’s exit from the E.U.; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission, including our most recently filed Form 10-K, Form 10-K/A and Forms 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
Contact Information

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Michael Bishop	+44 20 8483 6246	Matt Beake	+44 20 8483 6428
Amy Ocen	+1 303 784 4528	Molly Bruce	+1 303 220 4202
Michael Khehra	+44 78 9005 0979
About Liberty Global
Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a world leader in converged broadband, video and mobile communications services. We deliver next-generation products through advanced fiber and 5G networks that connect over 85 million3 subscribers across Europe and the United Kingdom. Our businesses operate under some of the best-known consumer brands, including Virgin Media-O2 in the UK, VodafoneZiggo in The Netherlands, Telenet in Belgium, Sunrise UPC in Switzerland, Virgin Media in Ireland and UPC in Eastern Europe. Through our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Our consolidated businesses generate annual revenue of more than $7.5 billion, while the VodafoneZiggo JV and the VMO2 JV generate combined annual revenue of more than $19 billion.*

Liberty Global Ventures, our global investment arm, has a portfolio of more than 75 companies and funds across content, technology and infrastructure, including strategic stakes in companies like ITV, Univision, Plume, Lionsgate and the Formula E racing series.

*    Revenue figures above are provided based on full year 2021 Liberty Global consolidated results (excluding revenue from the UK JV Entities) and the combined as reported full year 2021 results for the VodafoneZiggo JV and estimated US GAAP full year 2021 results for the VMO2 JV. For more information, please visit www.libertyglobal.com.

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended December 31, 2021
	Homes Passed	Fixed-Line Customer Relationships	Total RGUs	Internet Subscribers(i)	Video Subscribers(ii)	Telephony Subscribers(iii)	Total Mobile Subscribers

Operating Data
UPC Holding:
Continuing operations:
Switzerland(iv)	2,484,400	1,476,900	3,427,200	1,166,200	1,239,800	1,021,200	2,610,300
Slovakia	632,900	188,700	406,000	146,800	169,200	90,000	—
Total continuing operations	3,117,300	1,665,600	3,833,200	1,313,000	1,409,000	1,111,200	2,610,300

Discontinued operations:
Poland	3,703,400	1,569,400	3,346,300	1,350,500	1,397,200	598,600	121,300

VM Ireland	954,000	431,800	968,400	388,400	302,300	277,700	129,400

Q4 Organic Subscriber Variance
UPC Holding:
Continuing operations:
Switzerland	6,200	(100)	15,600	8,400	900	6,300	19,400
Slovakia	1,500	(800)	1,200	400	(200)	1,000	—
Total continuing operations	7,700	(900)	16,800	8,800	700	7,300	19,400

Discontinued operations:
Poland	19,100	20,900	39,100	24,900	24,300	(10,100)	5,200

VM Ireland	2,000	(1,600)	(13,000)	200	(8,100)	(5,100)	2,700

Footnotes for Selected Operating Data and Subscriber Variance Tables

(i)In Switzerland, we offer a 10 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 47,300 subscribers who have requested and received this service.
(ii)UPC Holding has approximately 31,400 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video service, with only a few channels.
(iii)In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 215,400 subscribers who have requested and received this service.
(iv)Pursuant to service agreements, Switzerland offers video, broadband internet and telephony services over networks owned by third-party operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At December 31, 2021, Switzerland’s partner networks account for 113,100 Fixed-Line Customer Relationships, 291,800 RGUs, which include 106,800 Internet Subscribers, 102,500 Video Subscribers and 82,500 Telephony Subscribers. Subscribers to our enhanced video services provided over partner networks largely receive basic video services from the partner networks as opposed to our operations. Due to the fact that we do not own these partner networks, we do not include the 464,900 homes passed by Switzerland’s partner networks at December 31, 2021. In addition, with the completion of the acquisition of Sunrise, we now service homes through Sunrise's existing agreements with Swisscom, Swiss Fibre Net and local utilities, which are not included in Switzerland's homes passed count. Including these arrangements, our operations in Switzerland have the ability to offer fixed services to a national footprint.

	Selected Operating Data — As of December 31, 2021
	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers

Total Mobile Subscribers
UPC Holding
Continuing operations:
Switzerland	457,500	2,152,800	2,610,300
Slovakia	—	—	—
Total continuing operations	457,500	2,152,800	2,610,300

Discontinued operations:
Poland	—	121,300	121,300

VM Ireland	—	129,400	129,400

	December 31, 2021 vs. September 30, 2021

Q4 Organic Mobile Subscriber Variance
UPC Holding
Continuing operations:
Switzerland	(30,000)	49,400	19,400
Slovakia	—	—	—
Total continuing operations	(30,000)	49,400	19,400

Discontinued operations:
Poland	—	5,200	5,200

VM Ireland	—	2,700	2,700

General Notes to Tables:

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers and mobile subscribers at medium and large enterprises, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Footnotes
1Organic figures exclude the customer relationships and subscribers of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in customers or subscribers from the date of acquisition. All customer relationship and subscriber additions or losses refer to net organic changes, unless otherwise noted
2The capital expenditures that we report in our combined statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid
3Net third-party debt including finance lease obligations is not a defined term under U.S. GAAP and therefore may not be comparable with other similarly titled measures reported by other companies
4Postpaid mobile additions include B2B mobile subscribers
5Rebased growth percentages, which are non-GAAP measures, are presented as a basis for assessing growth rates on a comparable basis. For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2021, we have adjusted our historical revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions for the three months and year ended December 31, 2020 to reflect the translation of our rebased amounts for the three months and year ended December 31, 2020 at the applicable average foreign currency exchange rates that were used to translate our results for the three months and year ended December 31, 2021. Investors should view rebased growth as a supplement to, and not a substitute for, U.S. GAAP measures of performance. For further information on the calculation of rebased growth rates, see the discussion in Revenue and Adjusted EBITDA in Liberty Global’s press release dated February 17, 2022, Liberty Global Reports Q4 2021 Results. The following table provides adjustments made to the 2020 amounts to derive our rebased growth rates:

	Three months ended			Year ended
	December 31, 2020			December 31, 2020
	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions
	in millions
UPC Holding
Acquisitions	€160.7	€43.4	€1.2	€1,454.5	€447.6	€185.2
Foreign Currency	€16.1	€6.0	€3.6	€(26.4)	€(9.9)	€(7.5)
6Costs to capture generally include incremental, third-party operating and capital related costs that are directly associated with integration activities, restructuring activities, and certain other costs associated with aligning an acquiree to our business processes to derive synergies. These costs are necessary to combine the operations of a business being acquired (or joint venture being formed) with ours or are incidental to the acquisition. As a result, costs to capture may include certain (i) operating costs that are included in Adjusted EBITDA, (ii) capital related costs that are included in property and equipment additions and Adjusted EBITDA less P&E Additions and (iii) certain integration related restructuring expenses that are not included within Adjusted EBITDA or Adjusted EBITDA less P&E Additions. Given the achievement of synergies occurs over time, certain of our costs to capture are recurring by nature, and generally incurred within a few years of completing the transaction

Glossary
10-Q or 10-K: As used herein, the terms 10-Q and 10-K refer to our most recent quarterly or annual report as filed with the Securities and Exchange Commission on Form 10-Q or Form 10-K, as applicable.

Adjusted EBITDA: Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Adjusted EBITDA is defined as earnings (loss) from continuing operations before net income tax benefit (expense), other non-operating income or expenses, net gains (losses) on debt extinguishment, net foreign currency transaction gains (losses), net gains (losses) on derivative instruments, net interest expense, depreciation and amortization, share-based compensation, related party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our consolidated Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Consolidated Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for U.S. GAAP measures of income included in our consolidated statements of operations.

Adjusted EBITDA less P&E Additions: As used herein, Adjusted EBITDA less P&E Additions (previously referred to as Operating Free Cash Flow or "OFCF"). Adjusted EBITDA less P&E Additions, which is a non-GAAP measure, represents Adjusted EBITDA less property and equipment additions on an accrual basis. Adjusted EBITDA less P&E Additions is a meaningful measure because it provides (i) a transparent view of Adjusted EBITDA that remains after our capital spend, which we believe is important to take into account when evaluating our overall performance and (ii) a comparable view of our performance relative to other telecommunications companies. Our Adjusted EBITDA less P&E Additions measure may differ from how other companies define and apply their definition of similar measures. Adjusted EBITDA less P&E Additions should be viewed as a measure of operating performance that is a supplement to, and not a substitute for U.S. GAAP measures of income included in our consolidated statements of operations.

Property and equipment additions (P&E additions): Includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average fixed customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing mobile subscription revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per fixed customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average fixed customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, which is a non-GAAP measure, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and Adjusted EBITDA, as further described in the body of this release.
ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Blended fully-swapped debt borrowing cost: The weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

B2B: Business-to-Business.

Customer Churn: The rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

Fixed-Line Customer Relationships: The number of customers who receive at least one of our internet, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband internet service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband internet service.

Homes Passed: Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Internet Subscriber: A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

Lightning premises: Includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to the VMO2 JV networks in the UK as a part of the Project Lightning network extension program. Project Lightning infill build relates to construction in areas adjacent to our existing network.

Mobile Subscriber Count: For residential and business subscribers, the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

RGU: A Revenue Generating Unit is separately a Video Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Video, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled video, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Telephony Subscriber: A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

U.S. GAAP: Accounting principles generally accepted in the United States.

Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network.

YoY: Year-over-year.